Exhibit 10.1

Avid Technology, Inc.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of January 28, 2008 (the “Grant Date”), by and between Avid Technology, Inc., a Delaware corporation (the “Company”), with its principal executive offices at Avid Technology Park, One Park West, Tewksbury, MA 01876, and Kenneth A. Sexton (the “Recipient”), an individual residing at 520 Bristol Dr., Aurora, OH 44202.

As used herein, except as otherwise indicated, the term “Recipient” shall be deemed to include any person who acquires the rights to the RSUs (as defined below) validly under the terms of this Agreement and the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

1.            Grant of Restricted Stock Units. The Company hereby grants to the Recipient on the Grant Date fifty thousand (50,000) restricted stock units of the Company (“RSUs”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (“Common Stock”), subject to the terms and conditions set forth herein.

2.            Vesting Schedule; Forfeiture. The RSUs shall vest on a time-based schedule in equal 6.25% increments every three months, ending on the fourth anniversary of the Grant Date (each such vesting date being referred to as a “Vesting Date”). In the event that the Recipient ceases to work for the Company (as an employee, officer or director thereof, or an advisor or consultant thereto), for any reason or no reason, with or without cause, prior to the final Vesting Date, vesting shall cease and the Recipient will forfeit all rights with respect to any RSUs that have not then vested. Notwithstanding anything to the contrary in this Section 2 or in Section 6, if the Recipient’s employment with the Company is terminated, then the RSUs shall be subject to any applicable, superseding vesting terms as set forth in the Executive Employment Agreement, dated January 21, 2008, between the Recipient and the Company, or any successor agreement thereto (the “Employment Agreement”), to the extent such Employment Agreement is then effective.

3.            Distribution of Shares. The Company will not be obligated to deliver any shares pursuant to this Agreement until (i) all conditions of the Agreement have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities and tax laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Recipient has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

4.	Tax Matters.

(a)          No shares will be issued pursuant to the vesting of any RSUs unless and until the Recipient satisfies any federal, state or local withholding taxes required by law to be paid in respect of the RSUs. Subject to such conditions as the Company may establish, such tax obligations shall be paid in whole in cash promptly following each Vesting Date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Recipient.

(b)          The Recipient acknowledges that no election under Section 83(b) of the Code may be filed with respect to this award.

5.            Nontransferability of RSUs. The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Recipient, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

6.	Adjustments for Changes in Common Stock and Certain Other Events.

(a)          Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities subject to each outstanding RSU shall be equitably adjusted by the Company as determined by the Board.

(b)          Reorganization Events. A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock for cash, securities or other property pursuant to a share exchange transaction, or (iii) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to the RSUs (or any portion thereof) on such terms as the Board determines: (A) provide that the RSUs shall be assumed, or substantially equivalent RSUs shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) provide that the RSUs shall become realizable or deliverable, or restrictions applicable to the RSUs shall lapse, in whole or in part prior to or upon such Reorganization Event, (C) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Recipient equal to the Acquisition Price times the number of shares issuable pursuant to the RSUs (if applicable, net of any applicable tax withholdings), (D) provide that, in connection with a liquidation or dissolution of the Company, the RSUs shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable tax withholdings), and (E) any combination of the foregoing.

For purposes of clause (A) above, the RSUs shall be considered assumed if, following consummation of the Reorganization Event, the RSUs confer the right to receive, for each share issuable pursuant to the RSUs immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received with respect to the RSUs to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

7.	Miscellaneous.

(a)          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision.

(b)          Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5.

(d)          Entire Agreement. This Agreement, together with the Employment Agreement, constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(e)          Compliance with Code Section 409A. This Agreement does not, and shall not be amended so as to, provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of amendment, specifically provides that this Agreement is not intended to comply with Section 409A of the Code.

(f)           Amendment. Except with respect to any right-to-exercise and vesting terms set forth in the Employment Agreement, the Board may amend, modify or terminate this Agreement, including but not limited to, substituting another award of the same or a different type and changing the date of vesting. Notwithstanding the foregoing, the Recipient’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Recipient’s rights under this Agreement, or (ii) the change is permitted under Section 6. Notwithstanding the foregoing or any other provision herein, the Board may, in its discretion, remove or modify any part or all of the restrictions applicable to the RSUs, provided that the Board may only exercise such rights in extraordinary circumstances, which shall include, without limitation, death or disability of the Recipient; estate planning needs of the Recipient; or any other nonrecurring significant event affecting the Company or the Recipient.

(g)          Acceleration. The Board may at any time provide that the RSUs shall become immediately vested in full or in part, free of some or all restrictions or conditions.

(h)          Administration by Board. The Board will administer this Agreement and may construe and interpret the terms hereof. Subject to the terms and provisions of the Employment Agreement, the Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Agreement into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Agreement made in good faith.

(i)           Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”). All references herein to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(j)           No Right to Employment or Other Status. The grant of the RSUs shall not be construed as giving the Recipient the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Recipient free from any liability or claim hereunder, except as otherwise expressly provided herein or provided in the Employment Agreement.

(k)          No Rights as Stockholder. Except as expressly set forth herein, the Recipient shall have no rights as a stockholder with respect to any shares to be distributed with respect to the RSUs until becoming the record holder of such shares.

(l)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

(m)         Unfunded Rights. The right of the Recipient to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Recipient shall have no rights under these terms and conditions other than those of an unsecured general creditor of the Company.

EXECUTED by the parties hereto as of the Grant Date.

Avid Technology, Inc.

/s/ Gary G. Greenfield

Signature

Gary G. Greenfield

Name

Chairman and Chief Executive Officer

Title

/s/ Kenneth A. Sexton

Kenneth A. Sexton